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                                                                    EXHIBIT 99.3



                                January 8, 1998

                w/ Larry R. House, Chairman of the Board and CEO
              Harold O. Knight, Jr., Executive Vice President, CFO


The following comments are from the January 8, 1998 conference call with investors and analysts.

Larry R. House:

Good morning and welcome.

As most of you already know, we have released some information regarding our projected 4th quarter earnings. The purpose of this call is to address these issues answer any questions you may have about these announcements. I will also touch briefly on the decision to terminate the merger with PhyCor.

Joining me today are...

MARK WAGAR, PRESIDENT & CHIEF OPERATING OFFICER

HAL KNIGHT, CHIEF FINANCIAL OFFICER AND

JOHN GANNON, PRESIDENT OF THE PPM DIVISION

Hal has some opening comments about the nature of our discussion this morning.

Harold O. Knight, Jr.:

Some of the statements we will make today are forward looking statements. As such, they involve risks and uncertainties, including, but not limited to statements regarding our future business prospects, revenues, working capital, liquidity, margins, and growth in net income and earnings per share. It is possible that our actual results could differ materially from those projected in these forward looking statements. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in our most recent filings with the SEC.

Larry R. House:

With regard to the PhyCor merger......

Our team has worked very hard these past two months to gain an understanding of PhyCor's business philosophies and practices and to have them understand ours, and it became apparent the differences in the two companies were significant. We determined due to significant operational and strategic differences, successful and effective integration would have been quite a challenge. Each company takes a much different approach to business in a number of key areas, including information systems, development, managed care and clinic operations. After careful consideration of these and other factors, both parties determined that the merger agreement should be terminated.

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Regarding our financial results in the 4th quarter; as was stated in our press release last night, MedPartners expects to record a pre-tax charge to earnings of approximately $145 million; these charges are all one-time in nature. $115 million of these charges are related to the restructuring of certain operating units within the organization, and $30 million are related to discontinued operations. Specific items covered by this charge are:

         [ ] the previously announced consolidation of our Southern California delivery network.

         [ ] the consolidation of several other operating units in the Southwestern U.S.

         [ ] disassociations of several of our smaller practices in the East.

         [ ] the previously announced closing of our mail order pharmacy facility in Richmond, Virginia, and

         [ ] a discontinued operations charge related to several receivables and investments in business units previously owned by Caremark that we have determined to have impaired value or to be uncollectible.

Specifically, the company is in the process of closing 60 smaller and redundant clinic locations, resulting in the elimination of positions and other related costs. Many of these are the result of combining adjacent or nearby clinic locations. We are also disassociating with 19 smaller practices with 100 physicians, out of a total of 289 practices with 3,385 physicians. The disassociations are by mutual agreement and result from the fact that the economics of the clinic service agreements were not in the best interests of our company or the physicians. The PBM business previously handled at the Richmond facility will be covered by our other three locations, which have sufficient available capacity.

This restructuring will strengthen the company's operating performance and allow us to focus on markets and business segments with the greatest opportunities. The elimination of ongoing costs related to these charges should contribute $65 to $70 million annually to our pre-tax earnings. Our operations are solid in all areas of the company - our hospital based business, our PBM, our therapeutic services, our government services - all are in good shape. Hal.......

Harold O. Knight, Jr.:

In the 4th quarter, our operations in our hospital-based business, our PBM, our therapeutic services, and our government services all performed generally in line with our expectations. However, we have announced that there will be greater than anticipated costs during the 4th quarter related primarily to our Western operations. As a result, the company believes that its 4th quarter earnings will fall substantially short of analysts' expectations. We believe that we will show an operating loss during the 4th quarter; in the range of $0.20 to $0.25 per share. This reflects $105 million (or approximately $0.33 per share) of non-recurring costs and $70 million of reduced earnings resulting from delays in integrating acquisitions and a slowdown in acquisition activity during the last quarter of the year.


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The $105 million in non-recurring costs can be broken down as follows:

         [ ]  $35 million is related to an increase in our IBNR reserves.
              The increased costs were associated with (1) the implementation of open access plans, and (2) higher than anticipated medical utilization in our newer groups in Southern California. We have addressed the medical management issues, and in December, have already seen improvements in our utilization rates.

         [ ] $28 million is related to increased reserves for receivables from managed care companies, and reductions in risk pool settlements.

         [ ] $28 million is related to accounting systems standardization and reconciliation. Efforts are almost completed in the integration of our Southern California units into a common general ledger system. System conversions of this size and scale will often result in adjustments to various accounts.

         [ ] $14 million is attributable to losses recognized in the 4th quarter, representing the total future losses anticipated in the only risk-share contract of significance in our PBM.

With regard to the $70 million in reduced earnings:

We have confronted some integration issues related to West Coast acquisitions. Our Friendly Hills network integration was delayed by several months due to the extended period of time which was required to merge the Friendly Hills group and the former CIGNA staff model group. This integration has now been accomplished and the consolidation was done along with the Talbert acquisition, which was closed in September.

We also experienced delays in acquisitions; our pipeline of acquisitions is essentially the same as it was prior to the PhyCor discussions. However, during the time we were working on the PhyCor merger, certain acquisition targets chose to wait for the outcome of the merger before deciding to move forward, therefore we were not able to close as many acquisitions as we had anticipated.

Looking forward, I recognize that street estimates are currently in the $1.40 to $1.42 range for 1998. We know that in light of the earnings shortfall, many of you will adjust your models for the coming year. We would be comfortable with an adjustment of EPS estimates lowered by approximately 30% from the previously expected 1998 consensus. To help you understand our current profitability run rate, I would like to bridge the 4th quarter 1997 estimated operating loss (excluding the restructuring charge) to our anticipated 1st quarter 1998 operating profit as follows:

Starting from an estimated $80 million pre-tax operating loss ($0.25 per share), add the following:

         [ ]  $105 million in non recurring costs previously discussed;

         [ ] $20 million for cost reductions already implemented in our - West operations;

         [ ]  $10 million in rate increases in our prepaid business;

         [ ] $5 million in estimated first quarter impact of $45 million in annual savings related to enhanced medical management that have been identified and are in the process of being implemented; -- $5 million in quarterly benefit of the 4th quarter 97 restructuring charge for operations other than our West Coast business;




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After deducting $5 million of estimated increase in net interest expense, the net of these items is an estimated operating profit of approximately $60 million or $0.18 per share. This estimated $0.18 for the first quarter of 1998 is $0.72 annualized. We estimate an additional $0.28 per share - to get us to approximately $1.00 for the year -- should be generated by: (1) identified cost savings that are being implemented in the 1st and 2nd quarters of 1998, (2) internal growth and (3) a modest level of acquisitions.

I will now turn the discussion back over to Larry.

Larry R. House:

Despite the fourth quarter shortfall, everyone at MedPartners is excited about our 1998 plan. Due to the organizational and structural changes we have made, we are confident about the plan for 1998. Not only do we have a solid plan in place , but we also have the people in place to execute the plan, as well as an enormous market opportunity. We will focus heavily on operations, at the same time that we continue our growth. Regarding growth, I would like to summarize what we have announced just in the past 8 weeks:

         [ ] Closed on the Blue Cross/Blue Shield medical groups in Massachusetts, which added 125 physicians and included a 10 year provider agreement for global capitation on approximately 84,000 prepaid enrollees. This transaction gives us access to an important new market.

         [ ] Announced the MacGregor Clinic acquisition in Houston, which will add 237 physicians in our Houston market and will become a strong complement to Kelsey Seybold. We also entered into a 10 year provider agreement with Prudential to provide global capitation to 190,000 prepaid enrollees. We expect to have this transaction closed soon.

         [ ] Announced and closed the acquisition of Health First Group in Memphis, which consists of 45 physicians.

         [ ] Announced and closed the acquisition of Idaho Physician Associates, doubling our size in Boise.

         [ ] In addition to the above, we fully expect to complete the previously announced sale of our international division early in the year.


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I would also like to remind everyone that we are keeping the January 20th investor day on our calendar. Instead of the joint presentation which was originally scheduled, we will host a MedPartners-only investor day in New York-- same time, same place. We will fax invitations out over the next couple of days. If you have any questions about the 20th, contact Jennifer Angel at Noonan Russo at 212-696-4455.

Over the span of just 4 years, we have assembled the most comprehensive healthcare delivery company in the nation. The environment in this dynamic industry has dictated that size and scale is a necessity, and we have reached a critical mass in which we have become the dominant player.

With over 13,000 affiliated physicians, we operate the largest physician practice management company in the country. We currently have over 2 million prepaid enrollees, half of which are globally capitated. And the numbers have continued to grow.

In addition, we operate the largest independent PBM in the country. We have become the leader in our industry and will continue to set the standards for the delivery of quality healthcare.

We will continue to grow and take advantage of strategic opportunities as they present themselves. As Hal said, we may see consensus estimates drop by about 30%, however we have identified the issues, we have addressed the issues, and are confident about the direction in which we are headed.

With revenues expected to exceed $7.5 billion in 1998, EBITDA of approximately $540 million, and net income expected to be in the $200 million range, we continue to be an extremely strong company and are very confident about our continued success.